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Exhibit 23.02

                         SANFORD FEIBUSCH, CPA, P.C.
                               MONSEY, NEW YORK




January 28, 2002

Safari Associates, Inc.
64 Edson Street
Amsterdam, New York 12010

As independent certified public accountants, we consent to the incorporation by reference in this Form S-8 Registration Statement of our audit of consolidated balance sheets of Safari Associates, Inc. and Subsidiaries as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000, as it was filed in the Company's annual report filed on Form 10-KSB of March 21, 2001.


Very truly yours,


Sanford Feibusch, CPA, P.C.
Monsey, New York



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